Exhibit 99.1

SBT Bancorp, Inc. Reports First Quarter 2015 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--April 28, 2015--SBT Bancorp, Inc., (OTCQX: SBTB), holding company for The Simsbury Bank & Trust Company, today announced net income of $343,000 or $0.36 basic and diluted earnings per share for the quarter ended March 31, 2015, compared to a net income of $78,000 or $0.06 basic and diluted earnings per share, an increase of $0.30 diluted earnings per share compared to the prior year quarter. The increase in net income is mainly due to a $391,000 decrease in noninterest expense, a $177,000 increase in mortgage banking activities, partially offset by a decrease in other service charges and fees of $143,000.

“The Bank showed strong loan growth as compared to March 31, 2014,” said Martin J. Geitz, President and Chief Executive Officer. “Commercial banking continues to grow, with commercial loan balances increasing by $11.0 million or 13.5% since March 31, 2014. Performance of our mortgage unit has showed some improvement during the first quarter of 2015. We experienced a significant increase in applications and closed purchased mortgages during the quarter. The launch of the wholesale mortgage origination channel has contributed incremental loan volume to our retail origination platform, and we expect measured improvement in the mortgage business contribution to earnings.”

Key highlights for March 31, 2015 compared to March 31, 2014 included:

  Net loans grew $13.9 million or 5.0%.
  Quarter-to-date 2015 net interest margin of 3.05% was 1 basis point higher compared to quarter-to-date March 31, 2014.
  Total deposits decreased $11.0 million driven by reductions in CD’s ($8.6mm) and Money Market Accounts ($9.1mm). These were partially offset by growth in Checking ($1.4mm) and Savings Accounts ($5.3mm).
  Total loan delinquency (non-accrual and delinquent loans) decreased to 1.12% of total loans compared to the previous year’s 1.33%. Overall loan delinquency remains favorable to peers.
  The allowance for loan losses at March 31, 2015 was 0.96% of total loans.
  The Bank’s Total Risk Based Capital ratio remains strong, ending the first quarter of 2015 at 12.60% (estimated).

On March 31, 2015, loans outstanding were $292 million, an increase of $13.9 million, or 5.0% over a year ago. Commercial loans grew by $11.0 million or 13.5% and residential mortgage loans decreased by $1.3 million or 1.0%. Consumer loans grew by $5.1 million or 9.1%, mainly due to an increase in purchased auto loans.

The Company’s loan portfolio remains strong. The Company’s allowance for loan losses at March 31, 2015 was 0.96% of total loans. The Company had non-accrual loans totaling $2.2 million equal to 0.73% of total loans on March 31, 2015 compared to non-accrual loans totaling $2.3 million or 0.84% of total loans a year ago. Total non-accrual and delinquent loans on March 31, 2015 was 1.12% of loans outstanding compared to 1.33% on March 31, 2014.

Total deposits on March 31, 2015 were $361 million, a decrease of $11.0 million or 3.0% over a year ago primarily due to a decrease in time deposits of $8.6 million and a $2.4 million decrease in low cost Demand, Savings and NOW deposits. At quarter-end, 30% of total deposits were in non-interest bearing demand accounts, 53% were in low-cost savings, money market and NOW accounts and 17% were in time deposits.

For the first quarter 2015, total revenues, consisting of net interest and dividend income plus noninterest income, were $3,418,000 compared to $3,399,000 a year ago, an increase of $19,000 or 0.6%. Non-interest income increased by $18,000 or 3.5%, primarily due to an increase in mortgage banking activities of $177,000 and security gains of $43,000, offset by a reduction of fee revenue of $138,000. Over this period, net interest and dividend income remained flat at $2.9 million.

The Company’s year-to-date 2015 taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 3.05% compared to 3.04% for the comparable 2014 period. The Company’s yield on earning assets decreased 1 basis point to 3.25%, while the cost of funds decreased 3 basis points to 0.29% for the three months ended March 31, 2015 compared to the same period of 2014.

Total noninterest expense for the first quarter 2015 was $2,969,000, a decrease of $391,000 or 11.6% below the first quarter of 2014. The $391,000 decrease was primarily due to decreases of $393,000 in salaries and employee benefits, $51,000 related to correspondent bank charges, and a $25,000 reduction in FDIC assessment. These decreases were offset slightly by increases in occupancy and equipment expense of $31,000 and an increase in professional fees of $28,000.

Capital levels for The Simsbury Bank & Trust Company on March 31, 2015 were above those required to meet the regulatory “well-capitalized” designation. Estimated capital ratios are calculated under Basel III rules, which became effective January 1, 2015.

Capital Ratios (estimated) March 31, 2015
	Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	7.11%	5.00%
Tier 1 Risk-Based Capital Ratio	11.49%	8.00%
Total Risk-Based Capital Ratio	12.60%	10.00%
Common Equity Tier 1 Risk-based Capital Ratio	11.49%	6.50%

Simsbury Bank is an independent, community bank for consumers and businesses. The Bank serves customers through full-service branches in central Connecticut; mortgage loan advisors and commercial bankers active throughout Southern New England; Simsbury Bank Online internet banking at simsburybank.com; Simsbury Bank Mobile Banking; free ATM transactions at hundreds of machines throughout the northeastern U.S. via the SUM program; and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc. Its stock is traded on the OTCQX marketplace under the ticker symbol of SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
March 31, 2015 and 2014
(Unaudited)
(In Thousands, Except Share Data)

	3/31/2015	3/31/2014

ASSETS
Cash and due from banks	$9,934	$9,284
Interest-bearing deposits with Federal Reserve Bank of Boston
and Federal Home Loan Bank	4,016	12,678
Money market mutual funds	509	345
Federal funds sold	43	774
Cash and cash equivalents	14,502	23,081

Investments in available-for-sale securities (at fair value)	81,332	86,694
Federal Home Loan Bank stock, at cost	1,881	2,196

Loans held-for-sale	4,531	2,989

Loans outstanding	292,252	278,315
Less allowance for loan losses	2,799	2,779
Loans, net	289,453	275,536

Premises and equipment	1,426	1,610
Accrued interest receivable	1,004	989
Other real estate owned	-	155
Bank owned life insurance	7,236	6,778
Other assets	4,477	4,692
Total other assets	14,143	14,224

TOTAL ASSETS	$405,842	$404,720

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$108,596	$108,941
Savings and NOW deposits	192,092	194,136
Time deposits	59,874	68,517
Total deposits	360,562	371,594

Securities sold under agreements to repurchase	3,078	3,335
Federal Home Loan Bank advances	10,500	-
Other liabilities	1,669	1,720
Total liabilities	375,809	376,649

Stockholders' equity:
Preferred stock, senior non-cumulative perpetual, Series C, no par; 9,000 shares issued and outstanding at March 31, 2015 and 2014;
liquidation value of $1,000 per share	8,991	8,979
Common stock, no par value; authorized 2,000,000 shares;
issued and outstanding 906,350 shares and 905,936 shares, respectively,
at 03/31/15 and 900,756 shares and 900,342 shares, respectively, at 03/31/14	10,313	10,146
Retained earnings	10,741	10,277
Treasury stock, 414 shares	(7)	(7)
Unearned compensation restricted stock awards	(375)	(362)
Accumulated other comprehensive income (loss)	370	(962)
Total stockholders' equity	30,033	28,071
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$405,842	$404,720

SBT Bancorp, Inc. and Subsidiary
Condensed Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except for per share amounts)

	For the quarter ended
	3/31/2015	3/31/2014

Interest and dividend income:
Interest and fees on loans	$2,641	$2,611
Investment securities	434	480
Federal funds sold and overnight deposits	7	11
Total interest and dividend income	3,082	3,102

Interest expense:
Deposits	185	212
Repurchase agreements	1	2
Federal Home Loan Bank advances	8	1
Total interest expense	194	215

Net interest and dividend income	2,888	2,887

Provision for loan losses	50	30

Net interest and dividend income after
provision for loan losses	2,838	2,857

Noninterest income:
Service charges on deposit accounts	104	118
Gain on available-for-sale securities	43	-
Other service charges and fees	64	207
Increase in cash surrender value
of life insurance policies	52	49
Mortgage banking activities	216	39
Investment services fees and commissions	34	61
Other income	17	38
Total noninterest income	530	512

Noninterest expense:
Salaries and employee benefits	1,580	1,973
Occupancy expense	377	347
Equipment expense	102	101
Loss on other real estate owned	-	-
Advertising and promotions	105	103
Forms and supplies	32	35
Professional fees	105	77
Directors' fees	51	67
Correspondent charges	29	80
Postage	1	22
FDIC Assessment	78	103
Data Processing Fees	144	145
Other expenses	365	307
Total noninterest expense	2,969	3,360

Income before income taxes	399	9
Income tax expense (benefit)	56	(69)

Net income	$343	$78

Less: Preferred stock dividend and accretion	$25	$26

Net income available to common stockholders	$318	$52

Average shares outstanding, basic	887,891	880,075
Earnings per common share, basic	$0.36	$0.06

Average shares outstanding, assuming dilution	888,988	887,004
Earnings per common share, assuming dilution	$0.36	$0.06

CONTACT:
Simsbury Bank
Richard J. Sudol, SVP & CFO, 860-651-2067
860-408-4679 (fax)
rsudol@simsburybank.com